MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

December 28, 2006

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

US59510E2072

-- ISIN #

Micron Enviro Systems, Inc. Negotiating on Substantial New Alberta Oil Sands Leases

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt: NDDA --- WKN: A0J3PY---ISIN: US59510E2072) ("Micron") wishes to announce that it has entered into negotiations to acquire additional Oil Sands leases in Alberta, Canada.  These new leases, if the negotiations are completed, would add substantially to Micron’s Oil Sands assets.  A decision on these new leases is expected to be finalized before the end of January 2007. Bernie McDougall, President of the Micron stated, “Micron’s management is focused on growing the company primarily through the development and acquisition of Alberta Oil Sands assets.  We feel that the Alberta Oil Sands will be one of the most import oil producing regions on earth in the coming years and we plan to position our company in this region with as many leases as possible. There has been a tremendous amount of consolidation in the Alberta Oil Sands as many smaller companies are being bought out by oil producing majors such as Shell and Total.  We feel that as additional consolidation occurs, being one of the smallest market capitalized companies with active operations, will garner sizeable additional attention on our company as we develop our existing Oil Sands leases.”

Recently, Micron received an independent report covering all of the leases which Micron holds an interest that are located in the world-class Alberta Oil Sands.  The independent, third party report was completed by the petroleum consulting firm of AJM Petroleum Consultants of Calgary, Alberta, Canada. The report was prepared by independent petroleum engineers based on public well log information and some limited seismic data. Based on their independent evaluations, they have assigned contingent resources of up to 59,500,000(high) to 23,000,000(low) barrels in ground on the Oil Sands Prospects which Micron has an interest.  At current oil prices the potential (gross) value in ground would equate to approximately $3.7 billion over all of the leases which Micron has an interest. Many of the world’s largest oil companies have operations in the Alberta Oil Sands, which is one of the single largest natural resource regions on earth.

At this time additional seismic work on one of the Oil Sands leases (Leismer) is now underway with a test well scheduled to begin shortly.  These operations will aid in further defining or potentially increasing this contingent resources value currently assigned to these Oil Sands leases.  Both the drilling and seismic are expected to be completed shortly. All monies, relating to drilling and seismic operations has been forwarded, therefore no additional capital will be needed at this time for this specific Oil Sands Prospect. This prospect lies directly between Petrobank’s Whitesands Project, which is reported to have 1.6 billion barrels of bitumen in place, and North American Oil Sands, which has stated a possible reserve of 4.09 billion barrels in ground on their property which is next to Micron’s.  Please refer to the map on the website (www.micronenviro.com) for more details.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com